Exhibit 99.1
CROSSTEX ENERGY, L.P. COMPLETES DIRECT EQUITY PLACEMENT
DALLAS, April 9, 2008 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced today that it has agreed to sell approximately 3.3 million common units to a group of entities affiliated with Kayne Anderson Capital Advisors, L.P. and Swank Energy Income Advisors, LP. Net proceeds from the issuance, including the general partner’s proportionate capital contribution and expenses associated with the issuance, will be approximately $102 million. After completion of the offering, the Partnership will have approximately 44.7 million common units outstanding. Closing is scheduled for Wednesday, April 9, 2008.
The price for the common units, which will be issued under the Partnership’s existing shelf registration statement, was $30.00 per unit, which represents an approximate seven percent discount to the closing price of the common units on April 7, 2008.
“This transaction will enable us to continue our organic growth strategy,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “This equity issuance will be used to pay down our bank revolver, which will create additional financial flexibility.”
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators and approximately 190 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for over 3.5 billion cubic feet per day of natural gas, or approximately seven percent of marketed U.S. daily production.
After giving effect to this offering, Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation) owns the two percent general partner interest, a 36 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. The expectations are subject to the “Risk Factors” described in the companies’ filings with the Securities and Exchange Commission, which could cause actual results to differ materially from those in the forward looking statements. These filings are available on the companies’ Web site or upon request.
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Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407
Chris.Bell@CrosstexEnergy.com

Media Contact:	Jill McMillan, Manager, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com